NAME OF REGISTRANT
Franklin Universal Trust
File No. 811-5569


EXHIBIT ITEM No. 77C: Submission of matters to vote of security holders.






                    FRANKLIN UNIVERSAL TRUST
        MINUTES OF THE 2004 ANNUAL SHAREHOLDERS' MEETING

                        February 24, 2004





The Annual Shareholders' Meeting of Franklin Universal Trust (the
"Fund") was held on February 24, 2004 at 2:00 p.m. Pacific Time at the offices of the Fund, One Franklin Parkway, San Mateo,
California, 94403.

Steven Gray presided at the Meeting and acted as Secretary.   Mr.
Gray appointed Joyce L. Sanns to serve as Inspector of Election.

The reading of the "Notice of 2004 Annual Shareholders' Meeting" dated January 16, 2004, was waived. Mr. Gray indicated that the Notice of the Meeting and the accompanying Proxy Statement would be entered into the Minutes of the Meeting.

An alphabetical list of shareholders entitled to vote at the Meeting and the proxies which had been executed by the shareholders were then presented. The Inspector of Election reported that on the record date, December 12, 2003, there were 27,924,293.784 shares of the Fund issued, outstanding and entitled to vote at the Meeting, and that a majority of such shares was represented by proxy at the Meeting and there was the quorum needed to transact the business of the Meeting.

Mr. Gray then called for voting on the matters set forth in the Proxy Statement. Ms. Sanns then reported that the proposal passed and the voting was as follows:
1.


Regarding the election of a Board of Trustees of the Fund:



                                  % of                %
                      Shares    Outstan               of
      Trustees          For       ding   Withheld  Outstan
                                 Shares     Or       ding
                                          Abstain   Shares
  Harris J. Ashton  24,184,212  86.606%  251,521.   0.901%
  Robert F.         .961        86.575%     002     0.933%
  Carlson           24,175,334  86.699%  260,399.   0.808%
  S. Joseph         .814        86.619%     149     0.889%
  Fortunato         24,210,089  86.650%  225,644.   0.858%
  Edith E. Holiday  .757        86.622%     206     0.885%
  Edward B.         24,187,618  86.652%  248,115.   0.855%
  Jamieson          .961        86.574%     002     0.933%
  Charles B.        24,196,282  86.560%  239,451.   0.948%
  Johnson           .709                    255
  Rupert H.         24,188,589           247,144.
  Johnson, Jr.      .814                    149
  Frank W.T.        24,196,960           238,773.
  LaHaye            .709                    255
  Gordon S.         24,175,151           260,582.
  Macklin           .814                    149
                    24,171,142           264,591.
                    .814                    149



There being no further business to come before the meeting, upon motion duly made, seconded and carried, the Meeting was adjourned.



Dated:  February 24, 2004
/s/ Steven Gray
Steven Gray

Acting Secretary